Exhibit 5.1

                        PALMER & DODGE LLP
                        One Beacon Street
                 Boston, Massachusetts 02108-3190

Telephone:  (617) 573-0100             Facsimile:  (617) 227-4420


                            April 21, 1997

TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33601

Ladies & Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by TECO Energy, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933 on or about the date hereof. The Registration Statement relates to 250,000 shares (the "Shares") of the Company's Common Stock, $1.00 par value, offered pursuant to the provisions of the Company's 1997 Director Equity Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and, to the extent applicable, the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.


                              Very truly yours,



                              Palmer & Dodge LLP













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